ARTICLE XV.

OTHER PROVISIONS

A.     If operations (including a completion attempt) are necessary to maintain lease acreage which would otherwise expire under the terms of the lease or leases covering such acreage, or are required as result of a demand for drilling by a lessor, or are necessary to earn leasehold interests or acreage under a farmout or other exploration agreement, the Non-Consent provision shall be changed from that set forth in Article VI to require a non-reversionary assignment of all undivided interests by the party or parties not participating in such operations as to that portion of the acreage (excluding any mineral interests owned by a party, except to the extent of the lessee’s interest under a lease effected under Article III.A. hereof) and/or leasehold interests which would otherwise have been lost or not earned without such operations. The provisions of Article VI shall, however, continue to apply to any portion of the Contract Area which is not so jeopardized or not to be earned and which is within the same drilling, production or proration) unit. The leasehold interests and oil and gas interests so required to be forfeited and assigned (and the unit, should it contain both forfeiture and reversionary interests) to the Consenting Parties by the Non-Consenting Parties shall no longer be subject to this agreement but shall be subject to an operating agreement(S) identical to this agreement changed only to reflect the names and new interests of the parties. If operations are proposed on a lease, or on lands pooled therewith, within the last six(6) months of the primary term of a lease not otherwise maintained by other operations or production, such proposed operations will be considered as operations necessary to maintain the lease.

B.     When a new well which has been authorized under the terms of this agreement as a horizontal well shall have been drilled to the authorized depth, and all tests have been completed and the results thereof furnished to the participating parties, and such parties cannot agree upon the sequence and timing of further operations regarding said well, the following proposals shall control in the order enumerated hereafter: (1) a proposal to do additional logging, coring, or testing; (2) a proposal to attempt to complete the well at the authorized depth in the manner set forth in the AFE ( i.e., in accordance with the casing, stimulation and other completion programs set forth in the AFE); (3) a proposal to attempt to complete the well at the authorized depth in a manner different than as set forth in the AFE; (4) a proposal to extend the length of the lateral drain hole for a specified number of feet in the direction it is drilling, with priority given to the shortest additional length proposed by any of the participating parties; (5) a proposal to drill a new lateral drain hole in a different direction at the authorized depth; (6) a proposal to drill a new lateral drill hole at a different depth, with priority given in ascending order to objectives above the authorized depth, and then in descending order to objective below the authorized depth; (7) a proposal to plug back and attempt to complete the well at a depth shallower than the authorized depth, with priority given to objectives in ascending order up the hole; (8) a proposal to deepen the well below the authorized depth; and (9) a proposal to sidetrack the well to a new target objective, with priority given first in ascending order to objective above the authorized depth, and then in descending order to objectives below the authorized depth. In any horizontal well, the Operator shall have the option and right to cease drilling at any time, for any reason, after it has drilled a well to the objective formation and has begun to drill laterally; and in such event the well will be deemed to be at its “authorized depth” as that term is used in this agreement.

        If at the time the parties are considering any proposed operation, the well is in such condition, in the Operator’s judgment, that a reasonably prudent operator would not conduct such operation for fear of mechanical difficulties, placing the hole, equipment or personnel in danger of loss or injury, or fear of loss of the well for any reason without being able to attempt a completion at the authorized depth, then any such proposal shall be given no priority over any other proposed operation, except for plugging and abandoning the well.

C.     In the event any Consenting Party desires to deepen a Non-Consent Well to a depth below the authorized depth, such party shall give notice thereof, complying with the requirements of Article VI.B.1., to all parties (including Non-Consenting Parties). Thereupon, Articles VI.B.1. and 2, shall apply and all parties receiving such notice shall have the right to participate or not participate in the deepening of such well pursuant to said Articles VI.B.1 and 2. If a deepening operation is approved pursuant to such provisions, and if any Non-Consenting Party elects to participate in the deepening operation, such Non-Consenting Party shall pay or make reimbursement (as the case may be ) of the following costs and expenses:

(i)

If the proposal to deepen is made prior to the completion of such well as a well capable of producing in paying quantities, such Non-Consenting Party shall pay (or reimburse Consenting Parties for , as the case may be) that share of costs and expenses incurred in connection with the drilling of said well from the surface to the authorized depth which Non-Consenting Party would have paid had such Non-Consenting Party agreed to participate therein, plus the Non-Consenting Party’s share of the cost of deepening and of participating in any further operations on the well in accordance with the other provisions of his Agreement; provided, however, all costs for testing and completion or attempted completion of the well incurred by Consenting Parties prior to the point of actual operations to deepen beyond the authorized depth shall be for the sole account of Consenting Parties.

(ii)

If the proposal is made for a Non-Consent Well that has seen previously completed as a well capable of producing in paying quantities, but is no longer capable of producing in paying quantities, such Non-Consenting Party shall pay (or reimburse Consenting Parties for, as the case may be) its proportionate share of all costs of drilling, completing, and equipping said well from the surface to the authorized depth, calculated in the manner provided in paragraph (i) above, less those costs recouped by the Consenting Parties from the sale of production from the well. The Non-Consenting Party shall also pay its proportionate share of all costs of re-entering said well, plus the Non-Consenting Party’s proportionate part (based on the percentage of such well Non-Consenting Party would have owned had it previously participated in such Non-Consent Well) of the costs of salvable materials and equipment remaining in the hole and salvable surface equipment used in connection with such well shall be determined in accordance with Exhibit “C”. If the Consenting Parties have recouped the cost of drilling, completing, and equipping the well at the time such deepening operation is conducted, then a Non-Consenting Party may participate in the deepening of the well upon the payment of its proportionate share of salvageable material in the well, prior to re-entering the well for deepening.

D.

The second sentence of Article V.B.1 is hereby amended to read as follows: If the Operator terminates its legal existence, or if neither party, nor any affiliate of party, owns and interest hereunder in the Contract Area, or if Operator is no longer capable of serving as Operator, Operator shall be deemed to have resigned without any action by Non-Operators, except the selection of a successor.

        “Affiliate” for such purposes of this provision includes any entity which controls, is controlled by or is under common control with PARTY, or which succeeds to the interest of PARTY, in the Contract Area as a result of merger, reorganization or consolidation. Additionally, any such affiliate shall have the right to succeed the Operator named herein without the approval of Non-Operators. Similarly, in the event of a transfer by PARTY, to a third party of all or substantially all of its oil and gas properties, such transferee shall have the right to succeed the Operator named herein without the approval of Non-Operators.

E.     With respect to a well drilled pursuant to Article VI.B.2 for which the Consenting Parties have not been fully reimbursed for the amounts provided in Article VI.B (a “Non-Consent Well”), the right to propose and to participate in further operations under Article VI.B for such Non-Consent Well shall be limited as follows:

Only a party which participated in the Non-Consent Well shall have the right to propose a reworking, plugging back or completion operation for such Non- Consent Well, and only those parties which elected to participate in such Non-Consent Well shall be entitled to receive such notice and to participate in such operation pursuant to Article VI.B.

F.     Each party hereto covenants and agrees for itself, its successors and assigns, that any sale, assignment sublease, mortgage, pledge or other instrument affecting the leases and lands subject to this instrument (whether of an operating or non-operating interest or a mortgage, pledge or other security interest) will be made and accepted subject to this instrument and the party acquiring the interest or security shall expressly agree to be bound by all its terms and provisions. Any party hereto who executes any instrument in favor of any party without complying with the provisions of this paragraph shall indemnify, defend and hold the other parties hereto harmless from and against any and all claims or causes of action by any person whomsoever and for any expenses and losses sustained as a result of the failure of such party to comply with these provisions.

        The parties agree that the sale of any interest in the leases covered by this agreement shall be made specifically subject to the provisions of this section.

G.     The lien and security interest granted by each Non-Operator to Operator and by Operator to the Non-Operator under Article VII.B. shall extend not only to such party’s oil and gas rights in the Contract Area (which for greater certainty shall include all of each party’s leasehold interest and leasehold estate in the Contract Area), the oil and/or gas when extracted and equipment (as mentioned in said Article) but also to all accounts, contract rights, inventory and general intangibles constituting a part of, relating or arising out of said oil and gas rights, extracted oil and gas and said equipment or which are otherwise owned or held by any such party in the contract Area. Further, the lien and security interest of each of said parties shall extend to all proceeds and products of all of the property and collateral described in this paragraph and in Article VII.B. as being subject to said lien and security interest. Any party, to the extent it deems necessary to perfect the lien and security interest provided herein, may file this agreement as a lien or mortgage in the applicable real estate records and as a financing statement with the proper officer under the Uniform Commercial Code. Further, and not in limitation of the foregoing each party hereby grants to Operator full right, power and authority to execute in each such party’s name and on its behalf any financing statement which Operator deems necessary in order to perfect the security interest hereby granted under the applicable Uniform Commercial Code.

H.     If (following the granting of relief under the Bankruptcy Code to any party hereto as debtor) this agreement should be held to be an executory contract within the meaning of 11 U.S.C. 365, then the Operator, or (if the Operator is the debtor in bankruptcy) any other party, shall be entitled to a determination by debtor or any trustee for debtor within 30 days from the date an order for relief is entered under the Bankruptcy Code as to the rejection or assumption of this Operating Agreement. In the event of an assumption, Operator or said other party shall be entitled to adequate assurances as to future performance of debtor’s obligation hereunder and the protection of the interest of all other parties.

I.     In the event Operator shall ever be required to bring legal proceedings in order to collect any sums due from any non-operators under this Agreement, then Operator shall also be entitled to recover all court costs, costs of collection, and reasonable attorney’s fees, which the lien provided for herein shall also secure.

J.     The parties agreement concerning the adjustment of consideration in the event of a failure of the represented title to any lease (as to the net mineral acres covered thereby) contained in that Lease Purchase Agreement dated April 12, 2004 are incorporated herein by reference. Additionally, in the event of a conflict between any of the provisions of this Article XV and any other provision of this agreement, the provisions of this Article XV shall control and prevail.

EXHIBIT “A”

Attached to and made a part of that certain Operating Agreement dated April 12, 2004, by and between PARTY , as Operator, and Ness Energy International, Inc., as Non-Operator.

CONTRACT AREA

See plat attached hereto as Exhibit “A-1"

DEPTH COVERED

All depths.

ADDRESSES OF THE PARTIES

Ness Energy International, Inc.4201
I-20 East Service RoadWillow
Park, TX. 76087Attention:
Sha Stephens

817-341-1477

OWNERSHIP & % WORKING INTEREST – BPO AND APO

PARTY                                   85%

Ness Energy International, Inc.          15%

EXHIBIT “D”

Attached to and made a part of that certain Operating Agreement dated April 12, 2004, by and between PARTY, as Operator, and Ness Energy International, Inc., as Non-Operator.

        The Operator shall carry insurance for the benefit of the joint account covering Operator’s operations upon the Unit Area subject to the Operating Agreement to which this Exhibit “D” is attached as follows:

(a)	Workers’ Compensation Insurance in compliance with the worker’s compensation laws of the state in which the operation is being performed.

(b)

Employers Liability Insurance on bodily injury of not less than $500,000 for accidental injuries per accident and $500,000 each employee for bodily injury by disease subject to a $500,000 policy limit for bodily injury by disease.

(c)	Comprehensive General Liability Insurance with a single combined limit of $1,000,000 for each occurrence for bodily injury and property damage.

(d)	Automobile Public Liability and Property Damage Insurance with a single combined limit of $1,000,000 each occurrence for bodily injury and property damage.

        The Operator shall require its contractors and subcontractors working or performing services upon the Unit Area subject to the Operating Agreement to which this Exhibit “D” is attached to comply with the worker’s compensation laws of the state in which the operation is being performed and to carry such other insurance and in such amounts as the Operator shall deem necessary.

EXHIBIT “F”

Attached to and made a part of that certain Operating Agreement dated April 12, 2004, by and between PARTY, as Operator, and Ness Energy International, Inc., as Non-Operator.

        NONDISCRIMINATION: In Performance of this contract, Operator shall not engage in any conduct or practice which violates any applicable law, order or regulation prohibiting discrimination against any person by reason of his race, religion, color, sex, national origin or age. The Operator further agrees to comply fully with the non-discrimination provision of Section 202, Executive Order No. 11246 (30 FR 12139) as amended, which are hereby included in this contract by reference.

MEMORANDUM OF OPERATING AGREEMENT AND OPERATOR’S LEIN

TO THE PUBLIC:

TAKE NOTICE that on the 12 th day of April, 2004, an A.A.P.L. Form 610-1982 Model Form Operating Agreement was executed by PARTY, as Operator, and NESS ENERGY INTERNATIONAL, INC., as Non-Operator, governing operations for oil and gas drilling in Parker County, Texas.

As said document is voluminous in nature, this notice is placed of record in lieu of filing the referenced Operating Agreement.

Further, the public is placed on notice of all contents of said Operating Agreement and exhibits attached thereto; specifically the lien and security interest of PARTY which PARTY claims upon and in the interests of the non-operators for their share of expenses and interest in the event of default. Additionally, notice is given that all subsequently created interests and subsequent assignments are expressly subject to the referenced Operating Agreement.

This “Notice” shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, devisees, legal representatives, successors and assigns.

Said Agreement and Exhibits may be examined at the offices of PARTY.

This instrument may be executed in any number of counterparts and this instrument shall be effective as to each executory party upon execution hereof as to their/its interests and shall be binding on those signing notwithstanding the non-execution by any other party subject to the aforementioned operating agreement. The word “Party” as used herein shall apply to the “Operator and/or Non-Operator” as the case may be.

NON-OPERATOR

NESS ENERGY INTERNATIONAL, INC.

      By: _____________________________
                   Sha Stephens
                   President